Imperial Innovations Limited

Level 12

Electrical and Electronic

Engineering Building

Imperial College

London SW7 2AZ

United Kingdom

1+44 (0)20 7581 4849

1+44 (0)20 7589 3553

info@imperialinnovations.co.uk

www.imperialinnovations.co.uk

Exhibit 10.3

Cronos Therapeutics Limited

14 Hay’s Mews

London

W1J 5PT

4th September 2006

Dear Sirs

Re: Patent Licenses to Cronos Therapeutics Limited (“Cronos”) – GeneICE/Gene Mapping

We refer to the two licenses that we have signed with Cronos and which are dated 17 August 2004 (“GeneICE License”) and 19 October 2005 (“Gene Mapping License”), respectively (together the “Licenses”). The GeneICE License was amended on 29 July 2005 by extending the term to 31 July 2006 and the Gene Mapping License is expressed to expire on 31 July 2006. The term of both the GeneICE License and the Gene Mapping License was subsequently extended to 30 November 2006 by agreements between the parties thereto dated 31 July 2006. We understand that the shareholders of Cronos (including IC) are proposing to exchange some or all of their shares in Cronos for shares in a company called ValiRx Limited (“ValiRx”) and that ValiRx will become the holding company of Cronos. Contemporaneously with such exchange, or immediately thereafter, the shareholders of ValiRx will then exchange their shares in ValiRx for ordinary shares in Azure Holdings Plc (“Azure”).

This is to confirm that, in consideration of the payment by Cronos of £1.00 (receipt of which we hereby acknowledge) we have agreed that upon the last to occur of the following events:

(1)

the exchange of all our shares in Cornos for shares in ValiRx;

(2)

it being demonstrated to us that Azure has a cash balance of at least £150,000;

(3)

conclusion of the exchange of shares for shares between Azure and ValiRx, such that ValiRx becomes the wholly owned subsidiary of Azure; and

(4)

admission of all the ordinary shares of Azure to the AIM Market of the London Stock Exchange

the conditions in Clause 9.1(a) of the GeneICE License and Clause 9.1.1 and 9.1.2 of the Gene Mapping License shall be deemed to have been satisfied and:

1

the term of each of the Licenses will automatically be extended until all the Patents (as the expression is defined therein) have expired or been revoked;

2

IC unconditionally and irrevocably waives any entitlement, whether under the GeneICE License or otherwise, to be issued with such number of ordinary shares in the capital of Cronos (“Ordinary Shares”) to maintain its holding of Ordinary Shares at 24.99% of the total Ordinary Shares in issue at any time;

IC unconditionally and irrevocably waives any entitlement to terminate the GeneICE License pursuant to clause 5.5 or 8.2 of the GeneICE License and any entitlement to terminate the Gene Mapping License pursuant to clause 5.5 or 8.2 of the Gene Mapping License.

Please sign where indicated below to acknowledge your acceptance of the terms of this letter.

Yours faithfully

/s/Julian Smith

Director, Imperial Innovations

Accepted and agreed

/s/ George Morris

Director, Cronos Therapeutics Limited

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